Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-209960) and Registration Statements on Form S-8 (Registration No’s. 333-194875, 333-202394, 333-209947, 333-217556, and 333-221830) of Arcturus Therapeutics Ltd. (formerly Alcobra Ltd.) of our report dated May 14, 2018 with respect to the consolidated financial statements of Arcturus Therapeutics Ltd. and its subsidiaries for the two years ended December 31, 2016 included in this Annual Report on Form 20-F for the year ended December 31, 2017.

/s/ Ernst & Young LLP
San Diego, California
May 14, 2018